Exhibit 99.1

The Wilber Corporation Amends Second Quarter 2006
Earnings Press Release
FOR IMMEDIATE RELEASE

DATE:	July 27, 2006
FROM:	Douglas C. Gulotty, President and CEO
PHONE:	607-433-4172

Oneonta, New York - The Wilber Corporation, parent company of Wilber National Bank, today reported net income of $1.354 million and earnings per share of $0.12 for the three-month period ended June 30, 2006. By comparison the Company's net income and earnings per share for the three-month period ended June 30, 2005, were $1.999 million and $0.18, respectively. This represents a 32.3% decrease in net income and a 33.3% decrease in earnings per share. The Company's return on average assets and return on average equity for the second quarter of 2006 were 0.73% and 8.37%, respectively, as compared to 1.06% and 11.76% for the same period in 2005.

Operating results were also down for the six-month period ended June 30, 2006. The Company earned $3.307 million or $0.30 per share during the first six months of 2006, as compared to $4.169 million or $0.37 per share for the six-month period ended June 30, 2005. This represents an $862 thousand or 20.7% decrease in net income and a $0.07 per share or 18.9% decrease in earnings per share.

In the last week of June the Company’s immediate market area was decimated by flooding due to torrential rains. This caused widespread property damage throughout the region. Two of the Company’s branch offices, namely its Walton, NY and Sidney, NY branches, suffered significant damage. Douglas C. Gulotty, the Company's President and CEO said, "Based on our initial assessment of the damage to each building and its contents, we recorded losses totaling $320 thousand during the second quarter. This situation has been extremely devastating to the people and businesses in this region. Many of the properties damaged by the floodwaters, including ours, were not insured for flood. In spite of the devastation and declared state of emergency throughout our market, we were able to reopen all of our offices, except Sidney and Walton, in a matter of days. Mr. Gulotty continued, “We invoked our emergency response and disaster recovery plan immediately. I am proud of the manner in which our management team and staff handled this very difficult situation.”

The Company recently opened full-service temporary banking facilities in both Walton and Sidney. The permanent offices will likely be reopened in the fourth quarter of 2006. The Company expects to incur an additional $125 thousand to $175 thousand of direct expenses in the third quarter for clean-up and rental of the temporary banking facilities. At this point, the impact, if any, on the quality of the Company’s loan portfolio can not been determined. Mr. Gulotty remarked, “We believe some of our customers will experience financial hardship as a result of this natural disaster. We are prepared to assist our customers as necessary to lessen the financial impact on them, while protecting the interests of the Company and its shareholders.” Although the Company’s management is not aware of any pending flood-specific credit problems, it is possible that the Company will need to increase the provision for loan losses in the third quarter of 2006 to absorb flood-related loan losses.

In the three-month period ended June 30, 2006, net interest income decreased to $6.258 million. This compares to $6.381 million in the three-month period ended June 30, 2005, and $6.250 million in the three-month period ended March 31, 2006. Six month results are similar. Net interest income for the six months ended June 30, 2006 was $12.508 million. This compares to $12.692 million for the six months ended June 30, 2005, a $184 thousand or 1.5% decrease. Mr. Gulotty noted, “The flat yield curve that has persisted throughout the first-half of 2006 has made it difficult for us to maintain historical levels of net interest income. We will continue to emphasize asset growth over the next several quarters to improve earnings and fully-leverage our operating infrastructure and capital base.”

The Company recorded $420 thousand in its provision for loan losses in the second quarter of 2006. This compares to $240 thousand in the second quarter of 2005, a $180 thousand increase. Mr. Gulotty remarked, “During the second quarter, there was a drop in the level of net charge-offs and a decrease in the level of non-performing loans.” During the quarter the Company recorded net charge-offs of $155 thousand and non-performing loans decreased to $1.993 million. This compares to $250 thousand in net-charge offs during the second quarter of 2005 and non performing loans of $4.918 million at December 31, 2005. Mr. Gulotty said, “The improvement in these two credit quality measures is noteworthy. We, however, recorded $420 thousand in the provision for loan losses during the second quarter, $840 thousand for the first six months of the year, due primarily to a significant increase in potential problem loans.” At December 31, 2005, the Company reported potential problem loans of $7.897 million. This compares to $15.381 million at June 30, 2006. Potential problem loans are loans that are performing, but where information about potential credit problems exists.

Mr. Gulotty remarked, “Although our operating results deviated from our historical performance, we believe the strength of our institution and the demonstrated resilience of our employees will prevail, allowing us to execute our strategic plan to grow the value of the Company through market expansion and the efficient delivery of financial products and services offering tangible value to current and future retail, municipal, commercial, and institutional customers.”

In related business, The Board of Directors, at its meeting held July 21, 2006, declared a quarterly dividend of $0.095 per share payable August 18, 2006 to shareholders of record August 4, 2006.

The Wilber Corporation is a single bank holding company headquartered in Oneonta, New York, serving the financial needs of the communities of the Western Catskills and Eastern Southern Tier of New York. The Wilber Corporation is the parent of Wilber National Bank, a national bank chartered in 1874 with 20 branch offices located in Otsego, Delaware, Schoharie, Ulster, Chenango, and Broome Counties, and two loan production offices located in Kingston, New York and Syracuse, New York.

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THE WILBER CORPORATION
CONSOLIDATED FINANCIAL INFORMATION
($ In thousands, except per share amounts)
Unaudited	As of and for the three		As of and for the six
	months ended June 30,		months ended June 30,
Condensed Income Statement	2006	2005(3)	2006	2005(3)
Net interest income	$6,258	$6,381	$12,508	$12,692
Provision for loan losses	420	240	840	480
Net interest income after provision for loan losses	5,838	6,141	11,668	12,212
Noninterest income	1,351	1,483	3,001	2,934
Noninterest expense	5,494	4,877	10,345	9,467
Income before taxes	1,695	2,747	4,324	5,679
Income taxes	341	748	1,017	1,510
Net income	$1,354	$1,999	$3,307	$4,169

Share and Per Share Data
Average common shares outstanding (in thousands)	10,967	11,171	11,056	11,179
Period-end common shares outstanding (in thousands)	10,589	11,163	10,589	11,163

Net income per share	$0.12	$0.18	$0.30	$0.37

Cash dividends declared	$0.095	$0.095	$0.19	$0.19

Book value per common share	$5.65	$6.14	$5.65	$6.14

Period-end Balances
Total Assets	$757,223	$755,054	$757,223	$755,054
Earning Assets	706,429	710,711	706,429	710,711
Loans, gross	402,498	406,911	402,498	406,911
Allowance for loan losses	6,241	6,368	6,241	6,368
Deposits	630,387	601,501	630,387	601,501
Shareholders’ equity	59,842	68,585	59,842	68,585

Average Balances
Total Assets	$745,570	$754,451	$749,015	$757,255
Earning Assets	703,296	712,457	706,846	715,871
Loans, gross	399,223	400,757	400,479	398,463
Allowance for loan losses	6,099	6,396	6,267	6,337
Deposits	613,134	604,539	608,775	597,109
Shareholders’ equity	64,918	68,197	66,283	68,104

Key Ratios
Earnings:
Return on average assets	0.73%	1.06%	0.89%	1.11%
Return on average equity	8.37%	11.76%	10.06%	12.34%
Net interest margin (tax-equivalent)	3.84%	3.85%	3.83%	3.83%
Efficiency ratio (1)	67.44%	58.73%	63.40%	57.59%

Asset Quality
Net loan charge-offs to average loans, annualized	0.16%	0.25%	0.62%	0.18%
Allowance for loan losses to period-end loans	1.55%	1.56%	1.55%	1.56%
Allowance for loan losses to non-performing loans (2)	313%	191%	313%	191%
Non-performing loans to period-end loans	0.50%	0.82%	0.50%	0.82%
Non-performing assets to period-end loans and other real estate	0.50%	0.84%	0.50%	0.84%

Common Stock Data
The Company’s common stock ($0.01 par value per share) trades on	2006	High Trade	Low Trade	Dividend
the American Stock Exchange (Amex®) under the symbol GIW.	2nd Quarter	$11.35	$10.20	$0.095
	1st Quarter	$10.85	$9.90	$0.095

	2005	High Trade	Low Trade	Dividend
	4th Quarter	$12.00	$10.84	$0.095
	3rd Quarter	$12.27	$11.80	$0.095
	2nd Quarter	$12.45	$12.00	$0.095
	1st Quarter	$12.90	$11.94	$0.095
(1)   Calculated by dividing total noninterest expense less amortization of intangibles and other real estate expense by tax-equivalent net interest income plus noninterest income other than securities gains and losses.
(2)   Non-performing loans include nonaccrual loans, troubled debt restructured loans and accruing loans 90 days or more delinquent.
(3)  Certain figures have been reclassified to conform with current period presentatio